EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Associated Banc-Corp:

We consent to the use of our reports dated February 11, 2020, with respect to the consolidated balance sheets of Associated Banc-Corp as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference in the registration statement.

/s/ KPMG LLP

Chicago, Illinois

May 21, 2020